Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES THREE-FOR-TWO STOCK SPLIT,

CASH DIVIDEND INCREASED 14.3 PERCENT

ATLANTA, GEORGIA, January 27, 2015: Rollins, Inc., a premier global consumer and commercial services company (NYSE:ROL), announced today that the Board of Directors has approved a three-for-two stock split of the Company’s common shares.

The split will be affected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on March 10, 2015, to stockholders of record at the close of business on February 10, 2015. Fractional share amounts resulting from the split will be paid to shareholders in cash.

In addition, the Company declared a regularly cash dividend of $0.12 per share payable March 10, 2015 to stockholders of record at the close of business February 10, 2015. The cash dividend will be paid on the pre-split shares and represents a 14.3% increase over the prior quarterly dividend. This marks the thirteenth consecutive year the Board has increased its dividend a minimum of 12% or greater.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.